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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                               Investor Contact:
                                 Shernaz Daver
                              Inktomi Corporation
                                (650) 653-2859
                              sdaver@inktomi.com


                     Inktomi Announces 2-For-1 Stock Split


     SAN MATEO, Calif., Dec. 3, 1999 - Inktomi Corp. (NASDAQ: INKT) today announced that its board of directors has approved a two-for-one split of its common stock. Shareholders will receive one additional share for every share held on the record date of December 14, 1999. The new shares are expected to be mailed from the company's transfer agent, Norwest Bank Minnesota N.A., on or around December 30, 1999.

About Inktomi

        Based in Foster City, Calif., Inktomi (pronounced INK tuh me), develops and markets scalable software designed for the world's largest Internet infrastructure and media companies. Inktomi's portal services include the search, directory and shopping engine applications; network products include the Traffic Server network cache platform, Content Delivery Suite, and associated value-added service applications. Inktomi works with leading companies including America Online, British Telecommunications, CNET, Excite@Home, Intel, Microsoft, RealNetworks, Sun Microsystems, and Yahoo! The company has offices in North America, Asia and Europe. For more information, visit www.inktomi.com.

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Copyright (C) 1999 INKTOMI CORPORATION. All Rights Reserved. Inktomi, Traffic
Server, Scaling the Internet and the tri-colored cube logo are all trademarks or registered trademarks of Inktomi Corporation. All other company and product names referenced herein are the trademarks or registered trademarks of their respective holders.